Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

89bio, Inc.

at

$14.50 per share in cash, plus one non-tradeable contingent value right per share representing the right to receive certain contingent payments of up to an aggregate amount of $6.00 per share in cash on the achievement of specified milestones on or prior to the applicable milestone outside dates pursuant to the Offer to Purchase

dated October 1, 2025

by

Bluefin Merger Subsidiary, Inc.

a wholly owned subsidiary of

Roche Holdings, Inc.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME,

ON WEDNESDAY, OCTOBER 29, 2025, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated October 1, 2025 (the “Offer to Purchase”) and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, collectively the “Offer”) in connection with the offer by Bluefin Merger Subsidiary, Inc., a Delaware corporation (“Offeror”) and a wholly owned subsidiary of Roche Holdings, Inc., a Delaware corporation (“Parent”), to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of 89bio, Inc., a Delaware corporation (“89bio”), for (i) $14.50 per Share, in cash, without interest (the “Closing Amount”) less any required withholding taxes, plus (ii) one non-tradeable contingent value right per Share (each, a “CVR”), representing the right to receive certain contingent payments of up to an aggregate amount of $6.00 per Share, in cash, without interest less any required withholding taxes, upon the achievement of specified milestones on or prior to the applicable milestone outside dates in accordance with the terms and conditions set forth in the Contingent Value Rights Agreement, (the “CVR Agreement”) to be entered into with a duly qualified rights agent mutually agreeable to Parent and 89bio (the Closing Amount plus one CVR, collectively, or any greater amount per Share as may be paid pursuant to the Offer, being hereinafter referred to as the “Offer Price”), upon the terms and subject to the conditions of the Offer. Also enclosed is 89bio’s Solicitation/Recommendation Statement on Schedule 14D-9.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us or our nominees as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us or our nominees for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us or our nominees for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is directed to the following:

1.

The Offer Price is (i) $14.50 per Share, in cash, without interest less any required withholding taxes, plus (ii) one non-tradeable CVR per Share, representing the right to receive certain contingent payments of up to an aggregate amount of $6.00 per Share, in cash, without interest less any required withholding taxes, upon the achievement of specified milestones on or prior to the applicable milestone outside dates in accordance with the terms and conditions set forth in the CVR Agreement, upon the terms and subject to the conditions of the Offer.

2.	The Offer is being made for all outstanding Shares.

3.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of September 17, 2025 (as may be amended or supplemented from time to time, the “Merger Agreement”), among 89bio, Parent and Offeror. The Merger Agreement provides that, among other things, following the consummation of the Offer and upon the terms and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Delaware General Corporation Law (the “DGCL”), Offeror will merge with and into 89bio (the “Merger”), the separate existence of Offeror will cease and 89bio will continue as the surviving corporation in the Merger and a wholly owned subsidiary of Parent. At the effective time of the Merger, each outstanding Share (other than Shares held in the treasury of 89bio or owned by 89bio, Parent, Offeror or any direct or indirect subsidiary of 89bio, Parent or Offeror, or any stockholders who are entitled to and have properly exercised and perfected a demand for appraisal of such Shares in accordance with Section 262 of the DGCL) will be cancelled and converted into the right to receive the Offer Price. The Merger Agreement is more fully described in Section 13 of the Offer to Purchase.

4.

The Board of Directors of 89bio has unanimously (i) determined that the transactions contemplated by the Merger Agreement, including the Offer, the Merger and the CVR Agreement, are advisable and fair to, and in the best interests of 89bio and its stockholders; (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, and approved and declared advisable the CVR Agreement; (iii) resolved that the Merger will be effected under Section 251(h) of the DGCL; and (iv) resolved to recommend that 89bio’s stockholders accept the Offer and tender their Shares to Offeror pursuant to the Offer. 89bio has been advised that all of its directors and executive officers currently intend to tender (and not withdraw), or cause to be tendered (and not withdraw), pursuant to the Offer all of their Shares held of record and beneficially owned by such persons immediately prior to the expiration of the Offer (other than Shares for which such holder does not have discretionary authority). The foregoing does not include any Shares over which, or with respect to which, any such executive officer or director acts in a fiduciary or representative capacity or is subject to the instructions of a third party with respect to such tender.

5.

The Offer and withdrawal rights expire at one minute after 11:59 p.m., New York City time, on October 29, 2025, unless the Offer is extended or earlier terminated as permitted by the Merger Agreement (as it may be extended, the “Expiration Time”).

6.	The Offer is not subject to any financing condition. The conditions to the Offer are described in Sections 15 and 16 of the Offer to Purchase.

7.

If you are the record holder of your shares (i.e., a stock certificate or book-entry stock has been issued to you) and you directly tender your shares to the Offeror in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your shares on your behalf, they may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the “Introduction” of the Offer to Purchase.

8.

Any stock transfer taxes applicable to the sale of Shares to the Offeror pursuant to the Offer will be paid by the Offeror, except as otherwise set forth in Instruction 6 of the Letter of Transmittal. However, federal income tax backup withholding at a current rate of 24% may be required, unless the required taxpayer identification information is provided and certain certification requirements are met, or unless an exemption is established. See Instruction 8 of the Letter of Transmittal.

If you wish to have us or our nominees tender any or all of your Shares, please complete, sign, detach and return the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form.

Your prompt action is requested. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Time.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Offeror.

Nothing contained herein or in the enclosed documents shall render you the agent of Offeror, Parent, 89bio, the Information Agent (as defined in the Offer to Purchase), or the Depositary (as defined in the Offer to Purchase) or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

Instruction Form with Respect to

Offer to Purchase

All Outstanding Shares of Common Stock

of

89bio, Inc.

at

$14.50 per share in cash, plus one non-tradeable contingent value right per share representing the right to receive certain contingent payments of up to an aggregate amount of $6.00 per share in cash on the achievement of specified milestones on or prior to the applicable milestone outside dates pursuant to the Offer to Purchase

dated October 1, 2025

by

Bluefin Merger Subsidiary, Inc.

a wholly owned subsidiary of

Roche Holdings, Inc.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated October 1, 2025 and the related Letter of Transmittal (collectively, as may be amended or supplemented from time to time, the “Offer”), in connection with the offer by Bluefin Merger Subsidiary, Inc., a Delaware corporation (“Offeror”) and a wholly owned subsidiary of Roche Holdings, Inc., a Delaware corporation (“Parent”), to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of 89bio, Inc., a Delaware corporation (“89bio”), for (i) $14.50 per Share, in cash, without interest less any required withholding taxes, plus (ii) one non-tradeable contingent value right per Share, representing the right to receive certain contingent payments up to an aggregate amount of $6.00 per Share, in cash, without interest less any required withholding taxes, upon the achievement of specified milestones on or prior to the applicable milestone outside dates in accordance with the terms and conditions set forth in the Contingent Value Rights Agreement, to be entered into with a duly qualified rights agent mutually agreeable to Parent and 89bio.

The undersigned hereby instruct(s) you to tender to Offeror the number of Shares indicated below (or if no number is indicated below, all Shares) held by you or your nominees for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer furnished to the undersigned. The undersigned understands and acknowledges that all questions as to the validity, form and eligibility (including time of receipt) and acceptance for payment of any tender of Shares made on my behalf will be determined by Offeror in its sole discretion.

The method of delivery of this Instruction Form is at the election and risk of the tendering stockholder. This Instruction Form should be delivered to us in ample time to permit us to submit the tender on your behalf prior to the expiration of the Offer.

Number of Shares to be Tendered:	SIGN HERE

Shares*
Signature(s)
Dated
Name(s) (Please Print)

Address(es)

(Zip Code)

Area Code and Telephone Number

Taxpayer Identification or Social Security Number

*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.